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                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE


Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Arthur Hodges
                  720-888-6184


                        Level 3 Completes Acquisition of
                             Software Spectrum, Inc.

              Merger Positions Level 3 for Convergence of Broadband
                      And Software Distribution Industries

            Combined, Level 3 Subsidiaries Now Among World's Largest
                         Resellers of Business Software


BROOMFIELD, Colo., June 18, 2002 -- Level 3 Communications, Inc. (Nasdaq:LVLT) announced today that it has completed its acquisition of Software Spectrum, Inc. (Nasdaq:SSPE) a global provider, marketer and reseller of business software.

Software Spectrum shareholders approved the merger at a special meeting in Dallas today and will receive $37 in cash from Level 3 for each share of Software Spectrum stock. The transaction is valued at approximately $109 million, adjusted for option proceeds and Software Spectrum's current cash position. All necessary regulatory approvals have been obtained. Software Spectrum will cease trading on The Nasdaq National Market and become an indirect, wholly owned subsidiary of Level 3.

"With this transaction, Level 3 is now one of the world's largest resellers of business software," said James Crowe, Level 3's chief executive officer. "In the coming months, we will be integrating Software Spectrum's operations with those of our recently acquired Corporate Software subsidiary. We expect to improve the companies' run-rate

EBITDA by over $10 million within a year through cost savings opportunities. On a pro-forma basis, the combined entity had annual revenues of approximately $2.4 billion for the most recent fiscal year. Going forward, it will have global reach and a customer base that includes a majority of the Fortune 500 companies."

Crowe said that, in addition to short-term benefits, the acquisition positions Level 3's core communications business to take advantage of long-term dynamics that are reshaping the IT industry. "For decades, the IT industry has been shaped by data processing and data storage price-performance improvement rates that have been nothing short of astounding and communications costs that have, until recently, improved at far slower rates," Crowe said. "As a result, enterprises have generally located computing and storage resources at the point of use, even though many IT professionals have pointed out the benefits of making software functionality and data storage available as a commercial service accessed remotely over broadband networks. We believe the combination of Level 3's continuously upgradeable network, and the combination of Corporate Software and Software Spectrum's expertise in software lifecycle management and marketing, as well as strong customer relationships, position us to benefit as companies change the way they buy and use software capability. Our goal is to make the purchase of software services over the Level 3 network as simple and reliable as buying voice services is today."

Both Software Spectrum and Corporate Software sell and manage software products published by Microsoft, IBM/Lotus, Symantec, Adobe Systems and other leading software publishers. The companies market to large and mid-size enterprises through sales offices and operations centers in North America, Europe and the Asia-Pacific region.

The combined business will be headquartered in Dallas and operate under the name Software Spectrum. It will have more than 13,000 customers in more than 125 countries. Judy Odom, Software Spectrum's co-founder and CEO, will serve as chief executive. Howard Diamond, former chief executive of Corporate Software, will become Software Spectrum's chairman. Keith Coogan will be president and chief operating officer.

"We're pleased that this transaction produced substantial value for Software Spectrum shareholders," Odom said. "We believe it will produce significant value for our customers as well. The new Software Spectrum will have a cost structure and market presence that are unmatched in the industry, enabling us to be an even stronger advocate for our customers with software publishers."

Said Diamond: "Software marketing and distribution is a dynamic business in which operating efficiencies and growth are key to providing a competitive and compelling customer offering. Through integration, we will be able to leverage the best practices of both companies to enhance the level of service we provide to all our customers and help them derive even more business value from their information technology investment."

Level 3 expects the acquisitions will also benefit (i)Structure, its existing information services subsidiary, by leveraging the longstanding customer relationships Software Spectrum and Corporate Software have with leading corporations around the world.

Mellon Investor Services (800-777-3674) will serve as the disbursing agent for this transaction. The disbursing agent will mail instructions to registered shareholders that explain the required steps to be taken to receive the merger consideration. Beneficial owners should contact their broker for information concerning the steps that they need to take to receive the merger consideration.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company offering a wide selection of services including IP services, broadband transport, colocation services and the industry's first Softswitch based services. Its Web address is www.Level3.com.

The company offers information  services through its wholly-owned  subsidiaries,
(i)Structure, Corporate Software and Software Spectrum. (i)Structure is an Application Infrastructure Provider that provides managed IT infrastructure services and enables businesses to outsource IT operations. Its Web address is www.i-structure.com. Corporate Software and Software Spectrum help Fortune 500 companies acquire, implement, and manage software. Their Web addresses are www.corporatesoftware.com and www.softwarespectrum.com.



Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.